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                                                                 Exhibit 12
    WEST PENN POWER COMPANY
     (THOUSANDS OF DOLLARS)

    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES



                                     12 Months    Years Ended December 31,
                                       Ended
                                      3/31/95        1994       1993       1992       1991       1990

    Earnings:
        Consolidated net income       $105,762     $101,015   $102,061    $98,156   $101,178    $93,253
        Fixed charges (see below)       63,404       61,583     61,845     56,835     53,329     50,567
        Income taxes                    51,001       47,085     51,958     44,658     48,236     33,581

               Total Earnings         $220,167     $209,683   $215,864   $199,649   $202,743   $177,401


    Fixed Charges:
        Interest on long-term debt     $59,718      $58,102    $58,857    $53,768    $51,129    $43,177
        Other interest                   2,269        2,172      1,728      1,824        848      6,091
        Estimated interest component
           of rentals                    1,417        1,309      1,260      1,243      1,352      1,299

               Total Fixed Charges     $63,404      $61,583    $61,845    $56,835    $53,329    $50,567


    Ratio of Earnings to Fixed Charge     3.47         3.40       3.49       3.51       3.80       3.51
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